[Asta Funding, Inc. LOGO]
                                                                    Exhibit 99.5


                                          FOR IMMEDIATE RELEASE
                                          CONTACT:

Mitchell Cohen, CFO                       Stephen D. Axelrod, CFA
ASTA FUNDING, INC.                        WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                            (212) 370-4500; (212) 370-4505 (Fax)
                                          steve@wolfeaxelrod.com


              ASTA FUNDING ANNOUNCES 14% INCREASE IN CASH DIVIDEND

ENGLEWOOD CLIFFS, NJ, DECEMBER 13, 2005 -- ASTA FUNDING, INC., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today announced that its board of directors has unanimously approved an increase in its regular quarterly cash dividend by 14% to $0.04 per share. Asta Funding has paid a dividend every quarter since the commencement of the program in September of 2003. The increase in the dividend will be effective with the Company's next regularly quarterly dividend.

Gary Stern, Chief Executive Officer, said, "On behalf of the board of directors of Asta, it is my pleasure to announce another increase in the quarterly dividend. The increase reflects the company's growing earnings, positive outlook and strong cash flow."

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Based in Englewood Cliffs, NJ, ASTA FUNDING, INC., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2004, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.




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                  210 Sylvan Avenue, Englewood Cliffs, NJ 07632
                       (201) 567-5648, (201) 567-2203 fax